Exhibit 99.1
PRESS RELEASE

ERA GROUP INC. ANNOUNCES RECORD DATE AND MEETING DATE FOR 2015 ANNUAL MEETING OF STOCKHOLDERS
Houston, TX
February 26, 2015

FOR IMMEDIATE RELEASE — Era Group Inc. (NYSE: ERA) (the “Company” or “Era Group”), today announced that its 2015 Annual Meeting of Stockholders will be held at the Company’s principal executive offices located at 818 Town & Country Blvd., Suite 200, Houston, Texas 77024 on Wednesday, June 24, 2015, at 10:00 a.m. local time. The Company fixed April 27, 2015 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.
Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present proposals for inclusion in the Company's proxy statement for the 2015 Annual Meeting by submitting their proposals to the Company. The Company has set April 1, 2015 as the deadline for receipt of such proposals, and accordingly, to be considered timely they must be received by the Company on or prior to April 1, 2015, at the Company's principal executive offices at 818 Town & Country Blvd., Suite 200, Houston, Texas 77024 and be directed to the attention of the Corporate Secretary. All stockholder proposals must be in compliance with applicable laws and regulations in order to be considered for inclusion in the proxy statement for the 2015 Annual Meeting.
Under the Company's Amended and Restated Bylaws (the “Bylaws”), stockholders may also present a proposal or director nomination at the 2015 Annual Meeting if advance written notice is timely given to the Secretary of the Company, at the Company's principal executive offices, in accordance with the Company's Bylaws. To be timely, notice by a stockholder of any proposal or nomination must have been provided not later than the close of business on March 8, 2015. The Bylaws specify requirements relating to the content of the notice that stockholders must provide. A copy of the Bylaws was filed as Exhibit 3.2 of the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 1, 2013.
About Era Group
Era Group is one of the largest helicopter operators in the world and the longest serving helicopter transport operator in the U.S. In addition to servicing its U.S. customers, Era Group also provides helicopters and related services to third-party helicopter operators and customers in other countries, including Brazil, India, Norway, Spain and the United Kingdom. Era Group’s helicopters are primarily used to transport personnel to, from and between offshore installations, drilling rigs and platforms.
For additional information concerning Era Group, contact Harmony Packard at (281) 606-4783 or visit Era Group’s website at www.eragroupinc.com.